SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[ ] Preliminary Proxy Statement	[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

HYPERCOM CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

HYPERCOM CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2000

To Our Stockholders:

      The 2000 Annual Meeting of Stockholders of Hypercom Corporation will be held at The Ritz Carlton, 2401 E. Camelback Road, Phoenix, Arizona 85016, on Thursday, May 18, 2000, beginning at 9:00 a.m. local time. At the meeting, stockholders will act on the following matters:

•	Election of two directors, each for a term of two years; and

•	Any other matters that properly come before the meeting.

      Stockholders of record at the close of business on April 3, 2000 are entitled to vote at the meeting or any postponement or adjournment thereof. We have enclosed a copy of our Annual Report to Stockholders covering the six month period ended December 31, 1999 which includes certified financial statements, and our Proxy Statement.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Registration and seating will begin at 8:00 a.m. Parking is available at the hotel. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting other than those operated by the Corporation or its designates.

      Your vote is important. In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed postage-paid envelope.

By Order of the Board of Directors

/s/ Peter J. Stutsman

Peter J. Stutsman
Corporate Secretary

April 13, 2000

Phoenix, Arizona

ABOUT THE MEETING	1

What is the purpose of the annual meeting?	1

Who is entitled to vote?	1

Who can attend the meeting?	1

What constitutes a quorum?	1

How do I vote?	1

What if I vote and then change my mind?	2

What are the Board’s recommendations?	2

What vote is required to approve each item?	2

How much did this proxy solicitation cost?	2

BOARD OF DIRECTORS	3

What is the current makeup of the Board of Directors?	3

Are there any Directors who are not standing for re-election?	3

How are non-employee Directors compensated?	4

Are employees of Hypercom paid additional compensation for service as a Director?	5

How often did the Board meet during the six month period ending December 31, 1999?	5

What committees has the Board established?	5

EXECUTIVE COMPENSATION	6

Summary Compensation Table	6

Options/ SAR Grants in Last Calendar Year	7

Aggregated Option/ SAR Exercises In Last Calendar Year and Calendar Year-End Option/ SAR Values	8

Employment, Severance and Change of Control Agreements	8

Report of the Compensation Committee on Executive Compensation	9

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	11

STOCK PRICE PERFORMANCE GRAPH	12

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	12

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT	13

CERTAIN TRANSACTIONS AND RELATIONSHIPS	13

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	14

STOCKHOLDER PROPOSALS AND NOMINATIONS	14

OTHER MATTERS	15

i

HYPERCOM CORPORATION

2851 West Kathleen Road
Phoenix, Arizona 85053

PROXY STATEMENT

       This Proxy Statement contains information related to the 2000 Annual Meeting of Stockholders to be held on May 18, 2000 at 9:00 a.m. local time, at The Ritz Carlton, 2401 East Camelback Road, Phoenix, Arizona 85016, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by Hypercom’s Board of Directors. The proxy materials relating to the annual meeting are first being mailed to stockholders entitled to vote at the meeting on or about April 13, 2000.

ABOUT THE MEETING

What is the purpose of the annual meeting?

      At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of Directors. In addition, Hypercom’s management will report on the performance of Hypercom during the six month period ended December 31, 1999 and respond to questions from stockholders.

Who is entitled to vote?

      Only stockholders of record at the close of business on the record date, April 3, 2000, are entitled to receive notice of the annual meeting and to vote the shares of common stock they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

      All stockholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Registration and seating will begin at 8:00 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting other than those operated by the Corporation or its designates.

      Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

      The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting Hypercom to conduct its business at the annual meeting. As of the record date, 34,522,593 shares of common stock of Hypercom were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

      You can vote on matters to come before the meeting in two ways:

1.	You can attend the annual meeting and cast your vote in person; or

2.	You can vote by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you do so, you will authorize the individuals named on the proxy card, referred to as the proxies, to vote your shares according to your instructions or, if you provide no instructions, according to the recommendation of the Board of Directors.

What if I vote and then change my mind?

      You may revoke your proxy at any time before it is exercised by:

•	filing with the Corporate Secretary of Hypercom a notice of revocation; or

•	sending in another duly executed proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

      Your last vote will be the vote that is counted.

What are the Board’s recommendations?

      The Board recommends that you vote for election of the nominated slate of Directors (see Page 3). Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the Board’s recommendations. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

      Election of Directors. The two nominees who receive the most votes will be elected to the Board of Directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether there is a quorum. A “broker non-vote” (discussed below) will also have no effect on the outcome since only a plurality of votes actually cast is required to elect a Director.

      Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

      Effect of Broker Non-Votes. If your shares are held in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion under certain circumstances. Brokers have the authority under The New York Stock Exchange rules to vote customers’ unvoted shares on certain “routine” matters, including the election of Directors. When a broker votes its clients’ unvoted shares, the shares are counted for purposes of establishing a quorum. At the annual meeting, these shares will be counted as voted by the broker in the election of Directors, but will not be counted for any “non-routine” matters to be voted on.

How much did this proxy solicitation cost?

      The costs of soliciting proxies from stockholders will be borne by Hypercom. In addition to the solicitation of stockholders of record by mail, proxies may be solicited by telephone, facsimile, personal contact, and similar means by Directors, officers or employees of Hypercom, none of whom will be specifically compensated for such activities. Hypercom will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the common stock and to obtain proxies.

BOARD OF DIRECTORS

      This section gives biographical information about our Directors and describes their membership on Board committees, their attendance at meetings and their compensation.

What is the current makeup of the Board of Directors?

      The Board presently consists of five members. The Directors are divided into two classes, with each class serving for a two-year period. The stockholders elect approximately one-half of the Board of Directors each year.

Are there any Directors who are not standing for re-election?

      Yes. The following Director will retire from service on the Board of Directors at the annual meeting and will not stand for re-election:

•	William F. Fisher. Mr. Fisher is not standing for re-election because of other business obligations as president, CEO, and chairman of the board of Transaction System Architects, Inc.

Election of Directors (Proposal No. 1)

For Term Expiring at 2002 Annual Meeting

Class I

      At the annual meeting the two persons listed below are nominated for election. Each nominee will be elected to serve until the 2002 Annual Meeting of Stockholders or until his successor shall have been duly elected and qualified or his resignation or removal, whichever first occurs.

      Each of the nominees has consented to serve a two-year term. If either of them should become unavailable to serve as a Director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

      Nominees standing for election are:

Albert A. Irato, 61	Director since 1992

      Albert A. Irato was elected Chairman of the Board of Directors effective July 1, 1999. From October 1992 until June 30, 1999, Mr. Irato served as Hypercom’s Vice Chairman of the Board of Directors, Chief Executive Officer and President, and President and Chief Executive Officer of Hypercom U.S.A., Inc., a wholly-owned subsidiary of Hypercom responsible for Point of Sale (POS) operations in the U.S. and Canada. From 1985 until 1992, Mr. Irato served in various management capacities at American Express. Mr. Irato also served as Chairman of the Board of the Electronic Funds Transfer Association headquartered in Washington, D.C. Mr. Irato holds a B.S. from Spring Hill College and an advanced management degree from the Darden School of the University of Virginia. Mr. Irato and Mr. Hart are brothers-in-law.

George Wallner, 48	Director since 1978

      George Wallner was elected Chief Executive Officer and President effective July 1, 1999. Mr. Wallner had served as Chairman of the Board of Directors since he founded Hypercom in 1978. Mr. Wallner also serves as Hypercom’s Chief Technologist. Mr. Wallner received a degree in electrical and communications engineering from the Kando Kalmau Technical College of Budapest, Hungary. George Wallner is the brother of Paul Wallner, who was formerly a director of Hypercom Corporation and is listed in this proxy.

     The Board of Directors unanimously recommends a vote FOR election of each of the Director nominees.

Continuing Directors

For Term Expiring at 2001 Annual Meeting

Class II

      The following Class II Directors were elected at our 1999 Annual Meeting for terms ending in 2001:

Peter J. Hart, 60	Director since 1997

      Peter Hart, a private investor, joined Hypercom as a Director on November 14, 1997. Mr. Hart is also a director of The Platt Brothers & Co., a privately held company. From 1973 to 1996, Mr. Hart served in various capacities at Price Waterhouse LLP (now PricewaterhouseCoopers LLP), most recently as Senior Tax Partner. Since 1996, Peter J. Hart has served as a director and Vice President of Express Card Systems, Inc., a sales company. Mr. Hart and Mr. Irato are brothers-in-law. Mr. Hart graduated from Antioch College.

Jock Patton, 54	Director since 1999

      Jock Patton, a private investor, joined Hypercom as a Director on January 19, 1999. From 1992 to 1997, Mr. Patton served as a director and the President of StockVal, Inc., a registered investment advisor providing securities analysis software and proprietary data to mutual funds, major money managers and brokerage firms worldwide. From 1972 to 1992, Mr. Patton was a Partner in the law firm of Streich Lang where he founded and headed the Corporate/ Securities Practice Group. Mr. Patton currently serves on the Board of Directors of JDA Software Group, Inc. and is Trustee of thirty-two Pilgrim mutual funds with aggregate invested assets of over $8.0 billion. Mr. Patton is also a director of several privately held companies, including National Airlines, Inc., a Las Vegas-based start-up airline. Mr. Patton holds both a B.A. Degree in Political Science and a law degree from the University of California at Berkeley.

      The following individual has advised the Board of Directors that he will accept the appointment as a Class II Director during the Board of Directors meeting slated for April 18, 2000:

Will Keiper

      Mr. Keiper has served as a Director and President of the Services and Publishing Group of Martin Wolf Associates, Incorporated, a mergers and acquisitions firm serving middle market information technology products, consulting and e-Commerce companies since 1998, and a principal in its related company Lillian Capital, LLC, a NASD securities firm. Mr. Keiper is currently a member of the Board of Directors of JDA Software Group, Inc. Prior to joining Martin Wolf Associates, Mr. Keiper was Managing Director of Software Equity Group, LLC,; an officer and member of the Board of Directors of Artisoft, Inc. from January 1993 to October 1997; and from 1986 to 1993, Mr. Keiper held various executive positions with MicroAge, Inc. including President and Chief Operating Officer. Mr. Keiper’s education includes a Bachelor of Science Degree in Finance from Eastern Illinois University; a law degree from Arizona State University; and a Master of International Management Degree from the American Graduate School of International Management.

How are non-employee Directors compensated?

      Quarterly Fee: Effective January 1, 2000, each non-employee Director receives $3,750 each quarter for their services as Director and $1,250 for attending Board meetings. No compensation is made for attending Board committee meetings or telephonic Board meetings.

      Options: Under our Non-Employee Director Stock Option Plan, each newly elected non-employee Director receives an option to purchase 6,250 shares of common stock. Each non-employee Director also receives an option to purchase 6,250 shares of common stock each year. These option grants vest and become exercisable one year after date of grant, permitting the holder to purchase shares at their fair market value on the date of grant, which was $15.00 in the case of annual options granted in 2000. Unless earlier terminated, forfeited or surrendered pursuant to the plan, each option granted will expire on the tenth anniversary date of the grant.

      Expenses: Each non-employee Director is also reimbursed for reasonable travel expenses incurred in connection with attendance at each Board and Board committee meeting.

Are employees of Hypercom paid additional compensation for service as a Director?

      No. They are, however, reimbursed for travel and other related expenses.

How often did the Board meet during the six month period ending December 31, 1999?

      The Board of Directors met two times during the six month period ending December 31, 1999. All members of the Board attended all of the meetings of the Board and the committees on which they serve.

What committees has the Board established?

      The Board of Directors has standing Compensation and Audit Committees. Hypercom does not maintain a standing nominating committee or other committee performing similar functions. The function of nominating Directors is carried out by the entire Board of Directors. Hypercom’s Bylaws, however, provide a procedure for you to recommend candidates for Director at an annual meeting. For more information, see “Stockholder Proposals and Nominations” (Page 14).

Name	Compensation Committee	Audit Committee

William B. Fisher	X	X

Peter J. Hart	X

Jock Patton	X	X

Compensation Committee	2 meetings in the six month period ending December 31, 1999

•	reviews and recommends compensation of executive officers; and

•	administers Hypercom’s 1997 Long-Term Incentive Plan.

Audit Committee	2 meetings in the six month period ending December 31, 1999

•	makes recommendations regarding the selection of independent auditors;

•	oversees the audit and non-audit activities of both independent accountants and Hypercom’s internal audit staff;

•	meets separately and privately with the independent auditors to ensure that the scope of their activities has not been restricted and that adequate responses to their recommendations have been received;

•	receives and accepts the report of independent auditors; and

•	reviews certain proposals for major transactions.

EXECUTIVE COMPENSATION

      This section contains charts that show the amount of compensation earned by our Chief Executive Officer and by our four other most highly paid executive officers. It also contains the report of the Compensation Committee explaining the compensation philosophy for our most highly paid officers.

Summary Compensation Table

      The table below sets forth information concerning the annual and long-term compensation for services rendered in all capacities to Hypercom during the two fiscal years ended June 30 (1999 and 1998) of those persons who were, at December 31, 1999, (i) our Chief Executive Officer and (ii) our other most highly compensated executive officers (collectively, the “Named Executive Officers”).

					Long-Term
					Compensation
		Annual Compensation			Awards

					Securities
				Other Annual	Underlying	All Other
Name and		Salary	Bonus	Compensation	Options/	Compensation
Principal Position	Year*	($)	($)	($)	SARs#	($)

George Wallner	C1999	$500,000	—	$8,087	—	—
Chief Executive Officer	1999	$500,000	—	—	—	—
and President(1)	1998	$530,000	—	—	—	—

Albert A. Irato	C1999	$399,038	—	$30,447	—	—
Chairman of the Board	1999	$386,769	—	—	—	—
of Directors(2)	1998	$356,616	—	$4,714	—	—

Paul Wallner	C1999	$229,876	—	$7,726	—	—
President of Hypercom	1999	$330,404	—	—	—	—
Network Systems(3)	1998	$456,000	—	—	—	—

Chris Alexander	C1999	$211,636	—	$14,981	235,000 (5)	—
President, Transaction	1999	$168,462	—	$8,202	60,000	—
Systems Group(4)	1998	$140,501	—	$4,926	—	—

Jairo Gonzalez, Jr	C1999	$280,866	$8,015	$12,460	50,000	—
President, Global Emerging	1999	$271,077	—	—	—	—
Technologies Group(6)	1998	$269,181	—	—	—	—

Jonathon Killmer	C1999	$235,577	—	$79,671	350,000	—
Executive Vice President, Chief Financial Officer & Chief Administrative Officer(7)

Paul Whittle	C1999	$200,000	—	$860	100,000	—
Senior Vice President,	1999	$199,692	—	$11,992	—	—
POS System Development	1998	$153,846	—	$15,216	—	—

*	C1999 denotes Calendar Year 1999. 1999 and 1998 denote fiscal years beginning July 1, 1998 and 1997, respectively and ending June 30, 1999 and 1998, respectively.

(1)	Effective July 1, 1999, Mr. Wallner was elected Chief Executive Officer and President and resigned his position as Chairman of the Board.

(2)	Effective July 1, 1999, Mr. Irato was elected Chairman of the Board of Directors and resigned his position as Chief Executive Officer and President.

(3)	Effective July 1, 1999, Mr. Alexander was appointed as President, Network Transactions Group.

(4)	Effective December 26, 1999, Paul Wallner left employment with Hypercom to work as chief technology officer for Cirilium Corporation, a joint venture with Inter-Tel Incorporated.

(5)	Includes the 60,000 options listed as being issued in the later part of Fiscal Year 1999.

(6)	Effective July 1, 1999, Mr. Gonzalez became senior executive officer. Mr. Gonzalez did not run for reelection as a member of the Board of Directors in 1999.

(7)	Jonathon Killmer joined Hypercom on January 18, 1999 as senior vice president and Chief Financial Officer.

Options/ SAR Grants in Last Calendar Year

      The following table sets forth information concerning grants of stock options to the Named Executive Officers during the twelve month period ending December 31, 1999.

						Potential Realizable Value
						at Assumed
						Annual Rates of Stock
	Individual Grants					Appreciation Option Term

			Percent of Total
	Number of		Options Granted
	Securities		to Employees in	Exercise or
	Underlying Options		12 month period	Base Price	Expiration
Name	Granted(#)		ending 12/31/99	($/Sh)	Date	5%($)	10%($)

George Wallner	—		—	—	—	—	—

Albert A. Irato	—		—	—	—	—	—

Paul Wallner	—		—	—	—	—	—

Chris Alexander	60,000		2.51%	$10.375	1/14/09	$1,492,678	$3,707,993
	175,000	(1)	7.33%	$9.563	7/2/09	$1,052,471	$2,667,168

Jairo Gonzalez	50,000	(2)	2.09%	$9.563	7/2/09	$300,706	$762,048

Jonathon Killmer	150,000	(3)	6.28%	$10.375	1/17/09	$978,717	$2,480.262
	100,000	(4)	4.19%	$10.375	1/17/09	$652,478	$1,653,508
	100,000	(5)	4.19%	$8.063	10/17/09	$507,078	$1,285,035

Paul Whittle	100,000	(6)	4.19%	$10.375	1/14/09	$652,478	$1,653,508

(1)	Such options vesting over a ten (10) year period unless the sales targets established for Mr. Alexander are achieved during the twelve month period beginning July 1, 1999, in which case the vesting period for the options shall be accelerated and immediately vest and become exercisable in full.

(2)	Such options vesting over a ten (10) year period unless the sales targets established for Mr. Gonzalez are achieved during the twelve month period beginning July 1, 1999, in which case the vesting period for the options shall be accelerated and immediately vest and become exercisable in full.

(3)	Such options vesting over a two (2) year period, 50,000 upon employment on January 18, 1999 and 50,000 for each of the two (2) years thereafter.

(4)	Such options vesting over an eight (8) year period unless financial targets for the twelve months ending June 30, 2000, 2001, and 2002 established for Mr. Killmer are achieved, in which case one-third (1/3) vest immediately the date each target is achieved.

(5)	Such options vesting over a ten (10) year period unless financial targets established for Mr. Killmer are achieved during the twelve month period ending June 30, 2000 or December 31, 2000, in which case the vesting period for the options shall be accelerated and will vest over two (2) years commencing with the date the goals are achieved.

(6)	Such options vest over a five (5) year period.

Aggregated Option/ SAR Exercises In Last Calendar Year

and Calendar Year-End Option/ SAR Values

      The following table sets forth information concerning the value of each Named Executive Officer’s unexercised options at December 31, 1999.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options/SARs at		In-The-Money Options/
	Acquired		Fiscal Year-End		SARs at Fiscal Year-End(1)
	On	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

George Wallner	—	—	—	—	—	—

Albert A. Irato(2)	—	—	1,171,625	77,250	$9,141,350	$278,100

Paul Wallner	—	—	—	—	—	—

Chris Alexander(3)	—	—	45,000	265,000	$162,000	$185,000

Jairo Gonzalez(4)	—	—	752,500	372,500	$2,709,000	$1,182,500

Jonathon Killmer(5)	—	—	50,000	300,000	—	$193,700

Paul Whittle(6)	—	—	56,250	137,500	$202,500	$135,000

(1)	Options are considered “in the money,” if the fair market value of the underlying securities exceeds the exercise price of the options. The year-end values represent the difference between the fair market value of the common stock subject to the options (the stock’s closing price as reported on The New York Stock Exchange was $10.00 on December 31, 1999) and the exercise price of the options.

(2)	Mr. Irato has 252,500 stock options exercisable at $0.664, 255,000 stock options exercisable at $1.096, 260,000 stock options exercisable at $2.016, 262,500 stock options exercisable at $2.656, and 218,875 stock options outstanding at $6.40.

(3)	Mr. Alexander has 75,000 stock options outstanding at $6.40 a share, 175,000 stock options outstanding at $9.563, and 60,000 stock options outstanding at $10.375.

(4)	Mr. Gonzalez has 1,075,000 stock options outstanding at $6.40 a share and 50,000 stock options outstanding at $9.563.

(5)	Mr. Killmer was granted 250,000 options on January 18, 1999 at an exercise price of $10.375 per share when Mr. Killmer was employed by Hypercom as its Chief Financial Officer. An additional 100,000 options were granted to Mr. Killmer on October 18, 1999, at an exercise price of $8.063 per share. The market price, on December 31, 1999, was below the exercise price for the 50,000 exercisable options.

(6)	Mr. Whittle has 93,750 stock options outstanding at $6.40 a share and 100,000 stock options outstanding at $10.375. The market price on December 31, 1999 was below the exercise price for 100,000 non-exercisable options.

Employment, Severance and Change of Control Agreements

      Albert A. Irato. Hypercom employs Albert A. Irato under an agreement which expires on December 31, 2001. In addition to information found elsewhere in this proxy statement, this agreement provides:

•	an annual base salary of $322,000, with annual adjustments up to a maximum of $422,000; and

•	an automobile allowance, participation in Hypercom’s benefit plans and certain other fringe benefits.

In addition, pursuant to the agreement effective January 1, 1997, Mr. Irato was granted additional options, over and above options previously vested, to purchase 257,500 shares of common stock at an exercise price of $6.40 per share. One-half of the options vested immediately and the remaining one-half become exercisable over five years at the rate of 20% per year beginning on January 1, 1998.

      In the event Mr. Irato’s employment is terminated by Hypercom without cause or by reason of death or disability, or in the event of a change of control of Hypercom, all options will vest immediately. In the event Mr. Irato’s employment is terminated without cause, Mr. Irato will receive for a period of one year following termination an amount equal to his annual salary on the date of termination. The agreement also contains a non-compete provision whereby Mr. Irato has agreed he will not, during his employment and for one year after any termination of employment, participate or assist in ownership or operation of any business similar to or competitive with Hypercom. Mr. Irato may terminate his employment with Hypercom at any time during the term.

      Jairo Gonzalez. Hypercom employs Jairo Gonzalez under an agreement which expires on December 31, 2001. In addition to information found elsewhere in this proxy statement, this agreement provides:

•	an annual base salary of $250,000, with annual adjustments up to a maximum of $300,000; and

•	an automobile allowance, participation in Hypercom’s benefit plans and certain other fringe benefits.

In addition, pursuant to the agreement Mr. Gonzalez was granted options to purchase 1,075,000 shares of common stock at an exercise price of $6.40 per share. One-half of the options vested immediately and the remaining one-half become exercisable over five years at the rate of 20% per year beginning January 1, 1998.

      In the event Mr. Gonzalez’s employment is terminated by Hypercom without cause or by reason of death or disability, or in the event of a change of control of Hypercom, all options will vest immediately. In the event Mr. Gonzalez’s employment is terminated without cause, Mr. Gonzalez will receive for a period of one year following termination an amount equal to his annual base salary on the date of termination. The agreement also contains a non-compete provision whereby Mr. Gonzalez has agreed he will not, during his employment and for one year after any termination of employment, participate or assist in ownership or operation of any business similar to or competitive with Hypercom. Mr. Gonzalez may terminate his employment with Hypercom at any time during the term.

      Other Executive Officers. Although we have no current plans to enter into employment agreements with any other executive officer or key employee, we intend to review the desirability of such employment agreements from time to time in the future.

Report of the Compensation Committee on Executive Compensation

      The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Hypercom filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent specifically incorporated into this Report.

      The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for the six month period ended December 31, 1999.

What is Hypercom’s philosophy of executive officer compensation?

      Hypercom’s compensation program for executive officers consists of three key elements:

•	a base salary,

•	a performance-based annual bonus, and

•	long-term incentives in the form of stock option grants.

The Compensation Committee believes this three-part approach best serves the interests of Hypercom and its stockholders. As described more fully below, each element of Hypercom’s executive compensation program has a somewhat different purpose.

      The three-part approach enables Hypercom to meet the requirements of the competitive environment in which Hypercom operates, while ensuring executive officers are compensated in a way that advances both the short- and long-term interests of the stockholders. Under this approach, compensation for these officers was ultimately based upon:

•	the Committee’s assessment of the executive officers’ performance,

•	the continuing demand for superior executive talent,

•	Hypercom’s overall performance, and

•	Hypercom’s future objectives and challenges.

      Hypercom’s philosophy is to pay base salaries to executives that reward these executives for ongoing performance throughout the year, enabling Hypercom to attract, motivate and retain highly qualified executives. The annual bonus program is based primarily on Hypercom’s financial results and rewards executives for performance. Another form of performance incentive is the stock option grant, which gives executives an opportunity to obtain equity in Hypercom. Options result in rewards to executives if Hypercom’s stock price appreciates and provides an incentive for outstanding performance in the long term. The Board believes this mix of short- and long-term compensation components provides a balanced approach that enables Hypercom to attract and retain experienced executives, rewards executives for their individual and collective contribution to Hypercom’s profitability, and ensures the incentives of Hypercom’s executives are aligned with the best interests of its stockholders.

      The Board’s decisions concerning the specific compensation elements for individual executive officers, including the Chief Executive Officer, were made within this broad framework and in light of each executive officer’s level of responsibility, performance, current salary and prior-year bonus and other compensation awards. As noted below, the Board’s specific decisions involving executive officer compensation during the six month period ended December 31, 1999, were ultimately based upon the Board’s judgment regarding the individual executive officer’s performance, potential future contributions, and whether each payment or award would provide an appropriate reward and incentive for such officer to sustain and enhance Hypercom’s long-term performance.

      The Board typically establishes each executive’s base salary at a level designed to reflect that executive’s position and responsibility within Hypercom, to attract and retain highly qualified executives and to be competitive with similarly situated executives at companies of similar size and revenue levels. The Board also takes into account, among other things, the individual executive’s experience and performance during the past year. Bonuses typically are paid to executive officers based upon the Board’s judgment regarding the significance of the individual executive officer’s contributions during a given year and Hypercom’s overall financial performance. During the six month period ended December 31, 1999, the Board granted stock options to Mr. Killmer and other officers not named herein, in lieu of paying cash bonuses, designed to provide such officers with incentives for long-term performance.

How is compensation used to focus management on long-term value creation?

      In November 1996, Hypercom adopted the Hypercom Corporation Long-Term Incentive Plan to provide key employees selected by the Board an opportunity to obtain an equity stake in Hypercom. Stock options are primarily designed to provide such employees with strong incentives for superior long-term performance. Exercisability of options is therefore conditioned upon the employee’s continued employment by Hypercom for periods of time specified by the Board when these options are granted. Unexercised options are forfeited if the employee leaves Hypercom prior to the time such options vest, or if vested upon termination, if the employee fails to exercise them prior to the end of a stated period following termination. In making option awards, the Board reviews the level of awards granted to executives at other comparable companies, the awards granted to Hypercom employees and the individual employee’s specific position at Hypercom and role in helping Hypercom to achieve its goals.

Do executives receive any other benefits?

      Certain executives also participate in various other benefit plans, including medical plans and a 401(k) plan, which are generally available to all employees of Hypercom.

How is Hypercom’s Chief Executive Officer compensated?

      George Wallner, the Chief Executive Officer and President during the six month period ended December 31, 1999, who was appointed President and CEO effective July 1, 1999, received a base salary of $500,000 for the Calendar Year, the same salary as received during fiscal 1999. Mr. Wallner’s base salary for the year ended December 31, 1999, was based upon his salary received during fiscal 1999. The Committee considered the same factors used for other executive officers outlined above in determining Mr. Wallner’s bonus and any long-term compensation. Mr. Wallner did not receive a cash bonus or stock options for the six month period ended December 31, 1999 because Hypercom did not achieve the performance goals established by the Committee.

How is Hypercom addressing Internal Revenue Code limits on deductibility of compensation?

      Section 162(m) of the Internal Revenue Code, adopted as part of the Revenue Reconciliation Act of 1993, generally limits to $1 million the deduction that can be claimed by any publicly held corporation for compensation paid to any “covered employee” in any taxable year beginning after December 31, 1993. The term “covered employee” for this purpose is defined generally as the chief executive officer and the four other highest-paid employees of the corporation. In Calendar Year 1999, Hypercom did not pay compensation to any executive that was subject to Section 162(m).

William E. Fisher
Peter J. Hart
Jock Patton

As Members of the Compensation Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Mr. Hart is the brother-in-law of Mr. Irato. In addition, Mr. Hart is a director and vice-president of Express Card Systems, a sales company which derives a significant portion of its revenues from products sold to Hypercom. See “Certain Transactions and Relationships.”

STOCK PRICE PERFORMANCE GRAPH

      The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of (i) our common stock, (ii) the Nasdaq Stock Index, and (iii) a selected peer group index, from November 13, 1997 (the date of our initial public offering) through December 31, 1999 (the end of our fiscal year). The peer group was selected on an industry basis and includes:

• 3Com Corporation • Diebold, Incorporated • IVI Checkmate Corp. • MICROS Systems, Inc.	• CyberCash, Inc. • Equifax Inc. • Transaction System Architects, Inc. • Transaction Network Services, Inc.	• Checkfree Holding Corporation • Hewlett-Packard Company • Schlumberger Limited

The peer group is consistent with the peer group utilized in the 1999 Proxy Statement.

      The graph assumes that $100 was invested on November 13, 1997 in our common stock and in each of the comparison indices, and assumes all dividends paid were reinvested. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock.

Comparison of Cumulative Total Return Among

Hypercom Corporation, the Nasdaq Stock Index and the Peer Group

	HYPERCOM
	CORPORATION	Nasdaq Stock Index	Peer Group

11/14/1997	100.000	100.000	100.000
	100.000	101.198	99.709
12/31/1997	88.281	99.454	100.190
	84.375	102.602	94.877
	103.516	112.250	102.427
	83.203	116.394	99.360
	81.250	118.355	111.714
	75.391	111.784	95.814
06/30/1998	62.500	119.591	91.943
	54.688	118.194	83.922
	53.125	94.831	69.792
	30.859	107.995	78.254
	59.375	112.658	87.314
	73.438	124.054	87.359
12/31/1998	62.109	140.144	94.294
	80.469	160.524	104.502
	64.844	146.135	90.324
	39.844	156.765	93.796
	40.625	161.173	105.224
	44.141	157.460	116.308
06/30/1999	59.766	171.520	122.132
	57.422	169.023	122.906
	48.438	175.718	125.984
	50.000	175.432	113.808
	50.000	188.181	100.098
	58.984	208.257	120.147
12/31/1999	62.500	253.186	139.968

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires Hypercom officers and Directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish Hypercom with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished, or written representations that no Forms 5 were required, Hypercom believes that during our preceding six month period ending December 31, 1999, all

Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were complied with.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

      The following table sets forth, as of March 31, 2000 the number and percentage of outstanding shares of common stock beneficially owned by each person known to beneficially own more than 5% of such stock, by each Director and Named Executive Officer of Hypercom and by all Directors and executive officers of Hypercom as a group.

	Shares
	Beneficially	Percentage
Name and Address of Beneficial Owner(1)(2)	Owned	Owned

George Wallner	11,450,100	33.3%

Paul Wallner	9,800,000	28.5%

Albert A. Irato(3)	796,000	2.3%

Chris Alexander	58,000	*

Jairo Gonzalez	752,500	2.1%

Jonathon Killmer	112,500	*

Paul Whittle	77,500	*

William E. Fisher	12,500	*

Peter J. Hart	17,000	*

Jock Patton	7,250	*

Capucine Irrevocable 1997 Trust	141,625	*

All directors and executive officers as a group (12 persons)	23,121,257	63.3%

*	Represents less than 1% of our outstanding common stock.

(1)	This information regarding beneficial ownership of our common stock by certain beneficial owners and management of Hypercom is as of March 31, 2000. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through exercise of any option, warrant, or right. Shares of common stock subject to options, warrants, or rights currently exercisable or exercisable within 60 days are deemed outstanding for the purpose of computing the percentage of the person holding such options, warrants, or rights, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon 34,522,593 shares of common stock outstanding as of March 31, 2000. The persons named in the table, to our knowledge, have sole voting and sole dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2)	The address of each of the listed stockholders is 2851 West Kathleen Road, Phoenix, Arizona 85053 except for Paul Wallner, whose address is 1615 South 52nd Street, Tempe, Arizona 85281.

(3)	Does not include 141,625 shares of common stock subject to options exercisable by the Capucine Irrevocable trust. Mr. Irato also exercised and sold options covering 240,000 shares during the first Calendar Quarter of 2000.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

      Since the closing of the initial public offering in November 1997, all transactions between Hypercom and its affiliated entities, executive officers, Directors or significant stockholders are approved by a majority of the independent Directors of Hypercom and Hypercom believes the transactions, except the non-interest bearing loans described below, are on terms no less favorable to Hypercom than Hypercom could obtain from non-affiliated parties.

      In fiscal 1997, Hypercom made non-interest bearing loans to George Wallner, our Chief Executive Officer and President (effective July 1, 1999), and to Paul Wallner, formerly the President of Hypercom Network Systems, each in the principal amount of One Million Australian Dollars. As of December 31, 1999, George Wallner’s and Paul Wallner’s net amount outstanding to Hypercom was (in United States Dollars) $749,100 and $749,100, respectively.

      Hypercom leases an approximately 20,000 square foot facility from Hypercom Unit Trust, the beneficiaries of which are George Wallner and Paul Wallner. During the six month period ended December 31, 1999, Hypercom paid $17,197 in rent and associated administrative fees to this trust. All payments to the Unit Trust ceased as of November, 1999, as the building has since been sold.

      Peter J. Hart, a Director of Hypercom, is a director and Vice President of Express Card Systems, Inc. (“ECS”), a sales company, which derives a significant portion of its revenues from products sold to Hypercom. Mr. Hart’s wife is the Chairman, President and sole stockholder of ECS. The wife of Albert A. Irato, our Chairman of the Board, is a Vice President of ECS. The wives of Messrs. Hart and Irato are sisters. During the six month period ended December 31, 1999, ECS was paid $129,857 with respect to sales of products to Hypercom.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      As a result of administrative oversight in the administration of the retirement fund by PricewaterhouseCoopers LLP (PWC) of Hypercom’s CFO, Jonathon E. Killmer, Hypercom’s Audit Committee determined that PWC was not independent, and hired Ernst & Young to audit the six month fiscal period ended December 31, 1999. The Board of Directors, upon the recommendation of its Audit Committee, has selected Ernst & Young LLP as Hypercom’s independent auditors for fiscal year ending December 31, 2000.

STOCKHOLDER PROPOSALS AND NOMINATIONS

      Stockholder Proposals for the 2001 Proxy Statement. Any stockholder satisfying the Securities and Exchange Commission (“SEC”) requirements and wishing to submit a proposal to be included in Hypercom’s proxy statement for the 2001 Annual Meeting of Stockholders should submit the proposal in writing to the Corporate Secretary, 2851 West Kathleen Road, Phoenix, Arizona 85053. Generally, such notice would have to be received by January 18, 2001 in order to be considered for inclusion in the proxy statement. Accordingly, we anticipate our 2001 Annual Meeting of Stockholders to be held on or about May 17, 2001. In order to provide our stockholders with the opportunity to submit proposals to be considered for inclusion in our proxy statement, the deadline for submitting such proposals is January 18, 2001 (which is 120 days prior to the anticipated date of our 2001 Annual Meeting of Stockholders).

      Director Nominees or Other Business for Presentation at the 2001 Annual Meeting. Under Hypercom’s Bylaws, if you wish to nominate Directors or bring other business before the stockholders at the 2001 Annual Meeting of Stockholders:

•	You must be a stockholder of record at the time of giving notice and be entitled to vote at the meeting of stockholders to which the notice relates.

•	You must notify the Corporate Secretary in writing no later than January 18, 2001, which is 120 days prior to the anticipated date of our 2001 Annual Meeting of Stockholders.

•	Your notice must contain the specific information required in our Bylaws, which requires the following information:

—	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, or in the case of Director nominees, all arrangements or understanding between the stockholders and each nominee and any other person or persons pursuant to which the nominee or nominees are to be considered by the stockholders;

—	the name and record address of such stockholder;

—	the class or series and number of shares of capital stock of Hypercom that are owned beneficially or of record by such stockholder;

—	a description of all arrangements or understandings between such stockholder and other persons or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, or in the case of Director nominees, all information required by the SEC’s rules and regulations and Hypercom’s Bylaws; and

—	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

      A nomination or other proposal will be disregarded if it does not comply with the above procedures and any additional requirements set forth in our Bylaws. Please note these requirements relate only to the matters you wish to bring before your fellow stockholders at an annual meeting. They are separate from the SEC’s requirements to have your proposal included in our proxy statement.

OTHER MATTERS

      As of the date of this proxy statement, the Board of Directors does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to Hypercom will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

HYPERCOM CORPORATION

/s/ Peter J. Stutsman

Peter J. Stutsman
Corporate Secretary

April 13, 2000

HYPERCOM CORPORATION

Annual Meeting of Stockholders — May 18, 2000

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints George Wallner and Peter J. Stutsman, and each of them, proxies, with power of substitution, acting unanimously and voting or if only one is present and voting then that one, to vote the   shares of stock of Hypercom Corporation which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held at The Ritz Carlton, 2401 E. Camelback Road, Phoenix, Arizona 85016, on Thursday, May 18, 2000, beginning at 9:00 a.m., Arizona time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present.

IF YOU RETURN YOUR PROPERLY EXECUTED PROXY, WE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM FOR PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

Please mark, sign and date the reverse side and return the proxy card promptly using the enclosed envelope.

— FOLD AND DETACH HERE —

HYPERCOM CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

	FOR	WITHHOLD	FOR ALL
	ALL	ALL	except nominees crossed out

1. ELECTION OF DIRECTORS:	/ /	/ /	/ /	Nominees:

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR				Albert A. Irato

ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH				George Wallner

THAT NOMINEE’S NAME AT RIGHT

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO

VOTE UPON ALL OTHER MATTERS THAT PROPERLY MAY

BE PRESENTED AT THE MEETING

The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or any adjournment thereof.

Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If more than one trustee, all should sign. If shares are held jointly, both owners must sign.

Date:  ______________________________, 2000

________________________________________
Signature

________________________________________
Signature (if held jointly)

Address Change? Mark Box /  / Indicate change above: